EXECUTION COPY
CUSTODIAN SERVICES AGREEMENT
     THIS AGREEMENT is made as of May 28, 2010 by and between PFPC TRUST COMPANY, a limited purpose trust company incorporated under the laws of Delaware (“PFPC Trust”), and each of the limited liability companies registered under the 1940 Act and unregistered fund(s) listed on Appendix A attached hereto, as such Appendix A may be amended from time to time as provided herein (each, a “Fund” and collectively the “Funds”). Capitalized terms shall have the meanings set forth in Appendix B.
BACKGROUND
     Each Fund wishes to retain PFPC Trust to provide custodian services and PFPC Trust wishes to furnish custodian services either directly or through an affiliate or affiliates, as more fully described herein.
     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
1. Appointment. Each Fund hereby appoints PFPC Trust to provide custodian services in accordance with the terms set forth in this Agreement. PFPC Trust accepts such appointment and agrees to furnish such services. PFPC Trust shall be under no duty to take any action hereunder on behalf of a Fund except as specifically set forth herein or as may be specifically agreed to by PFPC Trust and such Fund in a written amendment hereto. Additional Funds may be added to this Agreement from time to time through the execution of an instrument of accession between such additional Fund and PFPC Trust whereby such additional Fund and PFPC Trust will agree to be bound by the terms of this Agreement (as it may be amended with respect to such Fund by such instrument of accession). The addition of a Fund to this Agreement will not affect the rights or obligations of any other Fund pursuant to the terms of this Agreement. PFPC Trust shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third party service providers engaged by the Funds or by any other third party service provider to the Funds.
2. Instructions.
     (a) Unless otherwise provided in this Agreement, PFPC Trust shall act only upon Oral Instructions or Written Instructions; provided that PFPC Trust shall not take any action relating to any investments in or holdings of any Portfolio Funds except upon Written Instructions that are given and confirmed in such manner as PFPC Trust may from time to time determine.
     (b) PFPC Trust shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by PFPC Trust to be an Authorized Person) pursuant to this Agreement. PFPC Trust may assume that any Oral Instructions or Written Instructions received hereunder are not in any way inconsistent with the provisions of organizational documents of the Funds or of any vote, resolution or proceeding of each Fund’s Governing Board or Members, as applicable, unless and until PFPC Trust receives Written Instructions to the contrary.
     (c) The Funds agree to forward to PFPC Trust Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PFPC Trust or its affiliates) so that PFPC Trust receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC Trust or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC Trust’s ability to rely upon such Oral Instructions.
3. Right to Receive Advice.
     (a) Advice of the Funds. If PFPC Trust is in doubt as to any action it should or should not take, PFPC Trust may request directions or advice, including Oral Instructions or Written Instructions, from a Fund.
     (b) Advice of Counsel. If PFPC Trust shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC Trust may request advice from counsel of its own choosing (who may be counsel for the Funds, the investment adviser for the Funds or PFPC Trust, at the option of PFPC Trust) at PFPC Trust’s expense.
     (d) Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC Trust receives from a Fund, and the advice it receives from counsel, PFPC Trust shall be entitled to rely upon and follow the advice of counsel.
     (e) No Obligation to Seek Advice. Nothing in this section shall be construed so as to impose an obligation upon PFPC Trust (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions.
4. Records; Visits. The books and records pertaining to the Funds, which are in the possession or under the control of PFPC Trust, shall be the property of the Funds. The Funds and Authorized Persons shall have access to such books and records at all times during PFPC Trust’s normal business hours. Upon the reasonable request of a Fund, copies of any such books and records shall be provided by PFPC Trust to the Fund or to an Authorized Person, at the Fund’s expense.
5. Confidentiality. Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, portfolio securities and transactions, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Funds or PFPC Trust, their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Funds or PFPC Trust a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if: (a) it is already known to the receiving party at the time it is obtained; (b) it is or becomes publicly known or available through no wrongful act of the receiving party; (c) it is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) it is released by the protected party to a third party without restriction; (e) it is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law; (f) release of such information by PFPC Trust is necessary or desirable in connection with the provision of services under this Agreement; (g) it is Fund information provided by PFPC Trust in connection with an independent third party compliance or other review; (h) it is relevant to the defense of any claim or cause of action asserted against the receiving party; or (i) it has been or is independently developed or obtained by the receiving party. The provisions of this Section 5 shall survive termination of this Agreement for a period of three (3) years after such termination.
6. Cooperation with Third-Party Service Providers. PFPC Trust shall cooperate with the independent public accountants and administrators and other third-party service providers for the Funds and shall take all reasonable action to make any requested information available to such third parties as reasonably requested by the Funds.
7. PFPC System. PFPC Trust shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC Trust in connection with the services provided by PFPC Trust to the Funds.
8. Disaster Recovery. PFPC Trust shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC Trust shall, at no additional expense to the Funds, take reasonable steps to minimize service interruptions. PFPC Trust shall have no liability with respect to the loss of data or service interruptions caused by equipment failure provided such loss or interruption is not caused by PFPC Trust’s own intentional misconduct, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.
9. Compensation.
     (a) As compensation for custody services rendered by PFPC Trust during the term of this Agreement, the Funds will pay to PFPC Trust a fee or fees as may be agreed to in writing from time to time by the Funds and PFPC Trust. The Funds acknowledge that PFPC Trust may receive float benefits in connection with maintaining certain accounts required to provide services under this Agreement.
     (b) Notwithstanding the limitation of liability provisions of this Agreement or the termination of this Agreement, the Funds shall remain responsible for paying to PFPC Trust the fees set forth in the applicable fee letter.
10. Standard of Care/Limitations of Liability.
     (a) Subject to the terms of this Section 10, PFPC Trust shall be liable to the Funds (or any person or entity claiming through the Funds) for damages only to the extent caused by PFPC Trust’s own intentional misconduct, bad faith, negligence or reckless disregard of its duties under this Agreement (“Standard of Care”).
     (b) Notwithstanding anything in this Agreement to the contrary (other than as specifically provided in Section 12(h)(ii)(B)(4) and Section 12(h)(iii)(A) of this Agreement), the Funds shall be responsible for all filings, tax returns and reports on any transactions undertaken pursuant to this Agreement, or in respect of the Property or any collections undertaken pursuant to this Agreement, which may be requested by any relevant authority. In addition, the Funds shall be responsible for the payment of all taxes and similar items (including without limitation penalties and interest related thereto).
     (c) PFPC Trust shall not be liable for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation: acts of God; action or inaction of civil or military authority; national emergencies; public enemy; war; terrorism; riot; fire; flood; catastrophe; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; non-performance by a third party; failure of the mails; or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above. Should an event beyond PFPC Trust’s reasonable control occur, PFPC Trust will follow applicable procedures in its disaster recovery and business continuity plan and use commercially reasonable efforts to mitigate and minimize any service interruptions to the Funds.
     (d) PFPC Trust shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PFPC Trust reasonably believes to be genuine. PFPC Trust shall not be liable for any damages that are caused by actions or omissions taken by PFPC Trust in accordance with Written Instructions or the reasonable advice of counsel. PFPC Trust shall not be liable for any damages arising out of any action or omission to act by any prior service provider of the Funds or for any failure to discover any such error or omission. PFPC Trust shall not have responsibility for any anti-money laundering requirements to which the Funds are subject under applicable laws or regulations or under the Subscription Documents with any Portfolio Fund in which the Funds have invested.
     (e) PFPC Trust shall have no liability for any action by the Funds or by any of the Portfolio Funds that prevents or limits the redemption or other liquidation of the Property (including without limitation any action taken by any Portfolio Fund to suspend or curtail redemptions or to make distributions in kind, including distributions of illiquid investments).
     (f) Neither PFPC Trust nor its affiliates shall be liable for any consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood of such damages was known by PFPC Trust or its affiliates.
     (g) No party may assert a cause of action against PFPC Trust or any of its Affiliates that allegedly occurred more than 24 months immediately prior to the discovery of such cause of action.
     (h) Each party shall have a duty to reasonably mitigate damages for which the other party may become responsible.
     (i) This Section 10 shall survive termination of this Agreement.
11. Indemnification. Absent PFPC Trust’s failure to meet its Standard of Care (defined in Section 10 above), each Fund agrees severally and not jointly to indemnify, defend and hold harmless PFPC Trust and its affiliates and their respective directors, trustees, officers, agents and employees from all claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including reasonable attorneys’ fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) arising directly or indirectly from: (a) any action or omission to act by any prior service provider of the Funds; (b) any action taken or omitted to be taken by PFPC Trust in connection with the provision of services to the Funds; (c) any breach of or default under any of the representations, warranties or covenants made by PFPC Trust on behalf of the Funds in any Subscription Document with any Portfolio Fund (whether given by PFPC Trust as owner of record of such Portfolio Fund or pursuant to power of attorney or other instructions given to PFPC Trust by the Fund); and (d) the Funds’ ownership of the Property (including without limitation its ownership of any Portfolio Fund Securities). This Section 11 shall survive termination of this Agreement.
12. Description of Services.
     (a) Delivery of the Property. The Funds will deliver or arrange for the delivery to PFPC Trust, of all the Property owned by the Funds as to which PFPC Trust will serve as custodian under this Agreement, including cash received as a result of the purchase of Interests, during the period that is set forth in this Agreement. PFPC Trust will not be responsible for any Property until actual receipt.
     (b) Receipt and Disbursement of Money. PFPC Trust, acting upon Written

Instructions, shall open and maintain separate accounts (the “Accounts”) in the name of the Funds using all cash received from or for the portion of the Funds allocated to PFPC Trust, subject to the terms of this Agreement. PFPC Trust shall make cash payments from or for the Accounts only for:
(i)	purchases of securities, in the name of the Funds, PFPC Trust (excluding Portfolio Fund Securities), or PFPC Trust’s nominee or a sub-custodian or nominee thereof as provided in sub-section (j) and for which PFPC Trust has received a copy of (A) the broker’s or dealer’s confirmation, or (B) payee’s invoice, as appropriate;

(ii)	the repurchase of assets of the Funds;

(iii)	payment of, subject to Written Instructions, interest, taxes (provided that tax which PFPC Trust considers is required to be deducted or withheld “at source” will be governed by Section 12(h)(iii)(B) of this Agreement), administration, accounting, distribution, advisory, management fees or similar expenses which are to be borne by the Funds;

(iv)	payment to, subject to receipt of Written Instructions, the administrator of the Funds of an amount equal to the amount of any distributions stated in the Written Instructions to be distributed in cash by the administrator, or, in lieu of paying the administrator of the Funds, PFPC Trust may arrange for the direct payment of cash dividends and distributions in accordance with procedures mutually agreed upon from time to time by and among the Funds, PFPC Trust and the administrator of the Funds;

(v)	payments, upon receipt of Written Instructions signed by one Authorized Person, in connection with the conversion, exchange or surrender of securities owned or subscribed to by the Funds and held pursuant to this Agreement or delivered to PFPC Trust; (vi) payments of, subject to receipt of Written Instructions signed by one Authorized Person, the amounts of dividends received with respect to securities sold short;

(vii)	payments made to a sub-custodian pursuant to provisions in sub-section (c) of this Section; and

(viii)	other payments, upon Written Instructions.
     PFPC Trust is hereby authorized to endorse and collect all checks, drafts or other orders for the payment of money received as custodian for a portion of the Funds.
(c)	Receipt of Securities; Subcustodians.
(i)	PFPC Trust shall hold all securities received by it for the Funds in a separate account that physically segregates such securities from those of any other persons, firms or corporations, except for securities held in a Book-Entry System or through a sub-custodian or depository. All such securities shall be held or disposed of only upon Written Instructions or otherwise pursuant to the terms of this Agreement. PFPC Trust shall have no power or authority to assign, hypothecate, pledge or otherwise dispose of any such securities or investment, except upon the express terms of this Agreement or upon Written Instructions authorizing the transaction.

At PFPC Trust’s own expense and for its own convenience, PFPC Trust may enter into sub-custodian agreements with other United States banks or trust companies to perform duties described in this sub-section (c) with respect to domestic assets. Such bank or trust company shall have aggregate capital, surplus and undivided profits, according to its last published report, of at least one million dollars ($1,000,000), if it is a subsidiary or affiliate of PFPC Trust, or at least twenty million dollars ($20,000,000) if such bank or trust company is not a subsidiary or affiliate of PFPC Trust. Any such arrangement will not be entered into without prior written notice to the Funds.

In addition, PFPC Trust may enter into arrangements with sub-custodians with respect to services regarding foreign assets. Any such arrangement will be entered into with prior written notice to the Funds.

(ii)	Sub-custodians utilized by PFPC Trust may be subsidiaries or affiliates of PFPC Trust, and such entities will be compensated for their services at such rates as are agreed between the entity and PFPC Trust. PFPC Trust shall remain responsible for the acts and omissions of any sub-custodian chosen by PFPC Trust under the terms of this sub-section (c) to the same extent that PFPC Trust is responsible for its own acts and omissions under this Agreement.
     (d) Transactions Requiring Instructions. Upon receipt of Oral Instructions or Written Instructions and not otherwise, PFPC Trust shall:
(i)	deliver any securities including Portfolio Fund Securities which are held by PFPC Trust for the benefit of the funds (if applicable, subject to a pledge) pursuant to Written Instructions, held for the Funds against the receipt of payment for the sale of such securities or otherwise in accordance with standard market practice;

(ii)	execute and deliver to such persons as may be designated in such Oral Instructions or Written Instructions, proxies, consents, authorizations, and any other instruments received by PFPC Trust as custodian whereby the authority of the Funds as owners of any securities may be exercised;

(iii)	deliver any securities to the issuer thereof, or its agent, when such securities are called, redeemed, retired or otherwise become payable at the option of the holder; provided that, in any such case, the cash or other consideration is to be delivered to PFPC Trust;
(iv)	deliver any securities held for the Funds against receipt of other securities or cash issued or paid in connection with the liquidation, reorganization, refinancing, tender offer, merger, consolidation or recapitalization of any corporation, or the exercise of any conversion privilege;

(v)	deliver any securities held for the Funds to any protective committee, reorganization committee or other person in connection with the reorganization, refinancing, merger, consolidation, recapitalization or sale of assets of any corporation, and receive and hold under the terms of this Agreement such certificates of deposit, interim receipts or other instruments or documents as may be issued to it to evidence such delivery;

(vi)	make such transfer or exchanges of the assets of the Funds and take such other steps as shall be stated in said Oral Instructions or Written Instructions to be for the purpose of effectuating a duly authorized plan of liquidation, reorganization, merger, consolidation or recapitalization of the Funds;

(vii)	release securities belonging to the Funds to any bank or trust company for the purpose of a pledge or hypothecation to secure any loan incurred by the Funds; provided, however, that securities shall be released only upon payment to PFPC Trust of the monies borrowed, except that in cases where additional collateral is required to secure a borrowing already made subject to proper prior authorization, further securities may be released for that purpose; and repay such loan upon redelivery to it of the securities pledged or hypothecated therefor and upon surrender of the note or notes evidencing the loan;

(viii)	release and deliver securities owned by the Funds in connection with any repurchase agreement entered into by the Funds on behalf of a Fund, but only on receipt of payment therefor; and pay out monies of the Funds in connection with such repurchase agreements, but only upon the delivery of the securities;

(ix)	release and deliver or exchange securities owned by the Funds in connection with any conversion of such securities, pursuant to their terms, into other securities;

(x)	release and deliver securities to a broker in connection with the broker’s custody of margin collateral relating to futures and options transactions;

(xi)	release and deliver securities owned by the Funds for the purpose of redeeming in kind Interests of the Funds upon delivery thereof to PFPC Trust; and

(xii)	release and deliver or exchange securities owned by the Funds for other purposes.
Provided that PFPC Trust shall not take any action relating to any investments in or holdings of any Portfolio Funds except upon Written Instructions that are given and confirmed in such manner as PFPC Trust may from time to time determine.
     (e) Use of Book-Entry System or Other Depository. PFPC Trust will deposit in Book-Entry Systems and other depositories all securities belonging to the Funds eligible for deposit therein and will utilize Book-Entry Systems and other depositories to the extent possible in connection with settlements of purchases and sales of securities by the Funds, and deliveries and returns of securities loaned, subject to repurchase agreements or used as collateral in connection with borrowings. PFPC Trust shall continue to perform such duties until it receives Written Instructions or Oral Instructions authorizing contrary actions.
     PFPC Trust shall administer the Book-Entry System or other depository as follows:
(i)	With respect to securities of the Funds which are maintained in the Book-Entry System or another depository, the records of PFPC Trust shall identify by book-entry or otherwise those securities as belonging to the Funds.

(ii)	Assets of the Funds deposited in a Book-Entry System or another depository will (to the extent consistent with applicable law and standard practice) at all times be segregated from any assets and cash controlled by PFPC Trust in other than a fiduciary or custodian capacity but may be commingled with other assets held in such capacities.
     PFPC Trust will provide the Funds with such reports on its own system of internal control as the Funds may reasonably request from time to time.
     (f) Registration of Securities. All securities held for the Funds which are issued or issuable only in bearer form, except such securities maintained in the Book-Entry System or in another depository, shall be held by PFPC Trust in bearer form; all other securities maintained for the Funds may be registered in the name of a Fund, PFPC Trust (excluding Portfolio Fund Securities), a Book-Entry System, another depository, a sub-custodian, or any duly appointed nominee of one of the foregoing. The Funds agree to furnish to PFPC Trust appropriate instruments, including, without limitation, the power of attorney attached hereto as Appendix C, to enable PFPC Trust to maintain or deliver in proper form for transfer, or to register in the name of its nominee or in the name of the Book-Entry System or in the name of another appropriate entity, any securities which it may maintain for the Accounts. With respect to uncertificated securities that are registered in the name of a Fund or another nominee thereof (including, without limitation, Portfolio Fund Securities), PFPC Trust will reflect such securities on its records based upon the holdings information provided to it by the issuer of such securities, but notwithstanding anything in this Agreement to the contrary PFPC Trust shall not be obligated to safekeep such securities or to perform other duties with respect to such securities other than to: (i) make payment for the purchase of such securities upon receipt of Oral or Written Instructions; (ii) accept in sale proceeds received by PFPC Trust upon the sale of such securities of which PFPC Trust is informed pursuant to Oral or Written Instructions; (iii) accept in other distributions received by PFPC Trust with respect to such securities or reflect on its records any reinvested distributions with respect to such securities of which it is informed by the issuer of the securities; and (iv) with respect to a Fund’s purchase and sale of Portfolio Fund Securities, upon receipt of Written Instructions, receive, complete, execute and forward to the appropriate party any and all Subscription Documents, and perform such duties as set forth herein, including such actions contemplated in the power of attorney attached hereto as Appendix C hereto, and hold such Subscription Documents delivered to PFPC Trust.
     (g) Voting and Other Action. Neither PFPC Trust nor its nominee shall vote any of the securities held pursuant to this Agreement by or for the account of a Fund, except in accordance with Written Instructions. PFPC Trust, directly or through the use of another entity, shall execute in blank and promptly deliver all notices, proxies and proxy soliciting materials received by PFPC Trust as custodian to the registered holder of such securities or to a person designated by the Governing Board or Managing Member of a Fund. If the registered holder is not a Fund, then Written Instructions or Oral Instructions must designate the person who owns such securities.
     (h) Transactions Not Requiring Instructions. Notwithstanding anything in this Agreement requiring instructions in order to take a particular action, in the absence of a contrary Written Instruction, PFPC Trust is authorized to take the following actions without the need for instructions (provided that PFPC Trust shall not take any action relating to any investments in or holdings of any Portfolio Funds except upon Written Instructions that are given and confirmed in such manner as PFPC Trust may from time to time determine):
(i)	Collection of Income and Other Payments.
(A)	collect and receive for the account of the Funds, all income, dividends, distributions, coupons, option premiums, other payments and similar items, included or to be included in the Property, and, in addition, promptly advise the Funds of such receipt and credit such income to the custodian account of the Funds;

(B)	endorse and deposit for collection, in the name of the Funds, checks, drafts, or other orders for the payment of money;

(C)	receive and hold for the account of the Funds all securities of the Funds received as a distribution on the securities as a result of a stock dividend, share split-up or reorganization, recapitalization, readjustment or other rearrangement or distribution of rights or similar securities issued with respect to any securities belonging to the Funds and held by PFPC Trust hereunder;

(D)	present for payment and collect the amount payable upon all securities which may mature or be called, redeemed, or retired, or otherwise become payable (on a mandatory basis) on the date such securities become payable; and

(E)	take any action which may be necessary and proper in connection with the collection and receipt of such income and other payments and the endorsement for collection of checks, drafts, and other negotiable instruments.
(ii)	Miscellaneous Transactions.
(A)	PFPC Trust is authorized to deliver or cause to be delivered Property against payment or other consideration or written receipt therefor in the following cases:
(1)	for examination by a broker or dealer selling for the account of the Funds in accordance with street delivery custom;

(2)	for the exchange of interim receipts or temporary securities for definitive securities; and

(3)	for transfer of securities into the name of a Fund or PFPC Trust or a sub-custodian or a nominee of one of the foregoing, or for exchange of securities for a different number of bonds, certificates, or other evidence, representing the same aggregate face amount or number of units bearing the same interest rate, maturity date and call provisions, if any; provided that, in any such case, the new securities are to be delivered to PFPC Trust.
(B)	PFPC Trust shall:
(1)	pay all income items held by it which call for payment upon presentation and hold the cash received by it upon such payment for the account of the Funds;

(2)	collect interest and cash dividends received, with notice to the Funds, for the accounts of the Funds;

(3)	hold for the accounts of the Funds all stock dividends, rights and similar securities issued with respect to any securities held by PFPC Trust; and

(4)	subject to receipt of such documentation and information as PFPC Trust may request, execute as agent on behalf of a Fund all necessary ownership certificates required by a national governmental taxing authority or under the laws of any U.S. state now or hereafter in effect, inserting the name of the applicable Fund, on such certificate as the owner of the securities covered thereby, to the extent it may lawfully do so.
(iii)	Other Matters.
(A)	subject to receipt of such documentation and information as PFPC Trust may request, PFPC Trust will, in such jurisdictions as PFPC Trust may agree from time to time, seek to reclaim or obtain a reduction with respect to any withholdings or other taxes relating to assets maintained hereunder (provided that PFPC Trust will not be liable for failure to obtain any particular relief in a particular jurisdiction); and

(B)	PFPC Trust is authorized to deduct or withhold any sum in respect of tax which PFPC Trust considers is required to be deducted or withheld “at source” by any relevant law or practice.
     (i) Segregated Accounts. PFPC Trust shall upon receipt of Written Instructions or Oral Instructions establish and maintain segregated accounts on its records for and on behalf of the Funds. Such accounts may be used to transfer cash and securities, including securities in a Book-Entry System or other depository:
(i)	for the purposes of compliance by the Funds with the procedures required by a securities, futures or option exchange; and

(ii)	upon receipt of Written Instructions, for other purposes.
     (j) Purchases of Securities. PFPC Trust shall settle purchased securities upon receipt of Oral Instructions or Written Instructions that specify:
(i)	the name of the issuer and the title of the securities, including CUSIP number if applicable;

(ii)	the number of shares or the principal amount purchased and accrued interest, if any;

(iii)	the date of purchase and settlement;

(iv)	the purchase price per unit;

(v)	the total amount payable upon such purchase; and

(vi)	the name of the person from whom or the broker through whom the purchase was made (the foregoing provisions of this sub-section (vi) do not apply to purchases of Portfolio Funds). PFPC Trust shall upon receipt of securities purchased by or for a Fund (or otherwise in accordance with standard market practice) pay out of the monies held for the account of such Fund the total amount payable to the person from whom or the broker through whom the purchase was made, provided that the same conforms to the total amount payable as set forth in such Oral Instructions or Written Instructions.
Provided that PFPC Trust shall not take any action relating to any investments in or holdings of any Portfolio Funds except upon Written Instructions that are given and confirmed in such manner as PFPC Trust may from time to time determine.
     (k) Sales of Securities. PFPC Trust shall settle sold securities upon receipt of Oral Instructions or Written Instructions that specify:
(i)	the name of the issuer and the title of the security, including CUSIP number if applicable;

(ii)	the number of shares or principal amount sold, and accrued interest, if any;

(iii)	the date of trade and settlement;

(iv)	the sale price per unit;

(v)	the total amount payable to the Funds upon such sale;

(vi)	the name of the broker through whom or the person to whom the sale was made; and

(vii)	the location to which the security must be delivered and delivery deadline, if any (the provisions of this sub-section (vii) do not apply to sales or redemptions of Portfolio Funds);
Provided that PFPC Trust shall not take any action relating to any investments in or holdings of any Portfolio Funds except upon Written Instructions that are given and confirmed in such manner as PFPC Trust may from time to time determine.
PFPC Trust shall deliver the securities upon receipt of the total amount payable to the Funds upon such sale, provided that the total amount payable is the same as was set forth in the Oral Instructions or Written Instructions. Notwithstanding anything to the contrary in this

Agreement, PFPC Trust may accept payment in such form which is consistent with standard industry practice and may deliver assets and arrange for payment in accordance with standard market practice.
     (l) Reports; Proxy Materials.
(i)	PFPC Trust shall furnish to the Funds the following reports:
(A)	such periodic and special reports as a Fund may reasonably request;

(B)	a monthly statement summarizing all transactions and entries for the account of each Portfolio, listing each portfolio security belonging to each Portfolio (with the corresponding security identification number) held at the end of such month and stating the cash balance of each Portfolio at the end of such month; and

(C)	such other information as may be agreed upon from time to time between the Funds and PFPC Trust.
(ii)	PFPC Trust shall transmit promptly to the Funds any proxy statement, proxy material, notice of a call or conversion, other corporate action or similar communication received by it as custodian of the Property to such party as is designated by an Authorized Person of the Funds.
     (m) Crediting of Accounts. PFPC Trust may in its sole discretion credit the Accounts with respect to income, dividends, distributions, coupons, option premiums, other payments or similar items prior to PFPC Trust’s actual receipt thereof, and in addition PFPC Trust may in its sole discretion credit or debit the assets in the Accounts on a contractual settlement date with respect to any sale, exchange or purchase applicable to the Accounts; provided that nothing herein or otherwise shall require PFPC Trust to make any advances or to credit any amounts until PFPC Trust’s actual receipt thereof. If PFPC Trust credits the Accounts with respect to (a) income, dividends, distributions, coupons, option premiums, other payments or similar items on a contractual payment date or otherwise in advance of PFPC Trust’s actual receipt of the amount due, (b) the proceeds of any sale or other disposition of assets on the contractual settlement date or otherwise in advance of PFPC Trust’s actual receipt of the amount due or (c) provisional crediting of any amounts due, and (i) PFPC Trust is subsequently unable to collect full and final payment for the amounts so credited within a reasonable time period using reasonable efforts or (ii) pursuant to standard industry practice, law or regulation PFPC Trust is required to repay to a third party such amounts so credited, or if any Property has been incorrectly credited, PFPC Trust shall have the absolute right in its sole discretion without demand to reverse any such credit or payment, to debit or deduct the amount of such credit or payment from the Accounts, and to otherwise pursue recovery of any such amounts so credited from the Funds. The Funds hereby grant to PFPC Trust and to each sub-custodian utilized by PFPC Trust in connection with providing services to the Funds a first priority contractual possessory security interest in and a right of setoff against the assets maintained hereunder in the amount necessary to secure the return and payment to PFPC Trust and to each such sub-custodian of any advance or credit made by PFPC Trust and/or by such sub-custodian (including reasonable charges related thereto). Notwithstanding anything in this Agreement to the contrary, PFPC Trust shall be entitled to assign any rights it has under this sub-section (m) to any sub-custodian utilized by PFPC Trust in connection with providing services to the Funds which sub-custodian makes any credits or advances with respect to a Fund.
     (n) Collections. All collections of monies or other property in respect, or which are to become part, of the Property (but not the safekeeping thereof upon receipt by PFPC Trust) shall be at the sole risk of the Funds. If payment is not received by PFPC Trust within a reasonable time after proper demands have been made, PFPC Trust shall notify the Funds in writing, including copies of all demand letters, any written responses and memoranda of all oral responses and shall await instructions from the Funds. PFPC Trust shall not be obliged to take legal action for collection unless and until reasonably indemnified to its satisfaction. PFPC Trust shall also notify the Funds as soon as reasonably practicable whenever income due on securities is not collected in due course and shall provide the Funds with periodic status reports of such income collected after a reasonable time.
     (o) Excess Cash Sweep. PFPC Trust will, consistent with applicable law, sweep any net excess cash balances daily into an investment vehicle or other instrument designated in Written Instructions, so long as the investment vehicle or instrument is acceptable to PFPC Trust, subject to a fee, paid to PFPC Trust for such service, to be agreed between the parties. Such investment vehicle or instrument may be offered by an affiliate of PFPC Trust or by a PFPC Trust client and PFPC Trust may receive compensation therefrom.
     (p) Foreign Exchange. PFPC Trust, its sub-custodians and the respective affiliates of such entities (together, “Affiliated Entities”) jointly or separately may act as principal and/or agent for foreign exchange (“FX”) transactions for the Fund, and any of the Affiliated Entities may arrange FX transactions for the funds with third parties that act as principal or agent. Affiliated entities and third parties may receive fees and other compensation in connection with FX transactions for the funds, and PFPC Trust may receive from such entities a portion of their fees or other compensation. Unless PFPC Trust itself is the principal for a FX transaction, PFPC Trust will not be responsible and shall have no liability for the actions or omissions of any principal (including any other Affiliated Entity) to any FX transaction fro the Fund nor any responsibility to monitor the commercial terms of any such FX transactions.
13. Duration and Termination.
     (a) This Agreement shall be effective on the date first written above and unless terminated pursuant to its terms shall continue for a period of one (1) year from the date first written above (the “Initial Term”). If this Agreement is terminated with respect to a particular Fund, this Agreement shall remain in full force and effect with respect to the remaining Funds.
     (b) Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year (“Renewal Terms”) each, unless the Fund or PFPC Trust provides written notice to the other of its intent not to renew. Such notice must be received not less than ninety (90) days prior to the expiration of the Initial Term or the then current Renewal Term.
     (c) In the event of termination, all expenses associated with movement of records and materials and conversion thereof to a successor service provider will be borne by the Fund and paid to PFPC Trust prior to any such conversion.
     (d) Notwithstanding the provisions of Section 13(a) and Section 13(b) above, if a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a “Defaulting Party”) the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party, and if such material failure to perform shall not have been remedied within thirty (30) days after such written notice is given of such material failure to perform, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. In all cases, termination or failure to terminate by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.
     (e) Notwithstanding anything contained in this Agreement to the contrary (other than as contained in Section 13(f) below), if in connection with a Change in Control (for purposes of this Section 13(e) “Change in Control” is defined to mean a merger, consolidation, adoption, acquisition, change in control, re-structuring, or re-organization of or any other similar occurrence involving the Fund or any affiliate of the Fund) the Fund gives notice to PFPC Trust terminating it as the provider of any of the services hereunder or if the Fund otherwise terminates this Agreement before the expiration of the then current Initial or Renewal Term (“Early Termination”): (i) PFPC Trust shall, if requested by the Fund, make a good faith effort to facilitate a conversion to the Fund’s successor service provider, provided that PFPC Trust does not guarantee that it will be able to effect a conversion on the date(s) requested by the Fund and (ii) before the effective date of the Early Termination, the Fund shall pay to PFPC Trust an amount equal to the lesser of five (5) months of fees and other amounts payable to PFPC Trust or all fees and other amounts payable to PFPC Trust calculated as if PFPC Trust were to provide all services hereunder until the expiration of the then current Initial or Renewal Term. The Early Termination Fee shall be calculated using the average of the monthly fees and other amounts due to PFPC Trust under this Agreement during the last three calendar months before the date of the notice of Early Termination (or if not given the date it should have been given). Each Fund expressly acknowledges and agrees that the Early Termination Fee is not a penalty but reasonable compensation to PFPC Trust for the termination of services before the expiration of the then current Initial or Renewal Term. If a Fund gives notice of Early Termination after expiration of the specified notice period to terminate this Agreement in the ordinary course at the end of the then current Initial or Renewal Term, the references above to “expiration of the then current Initial or Renewal Term” shall be deemed to mean “expiration of the Renewal Term immediately following the then current Initial or Renewal Term.” If any Fund assets serviced by PFPC Trust under this Agreement are removed from the coverage of this Agreement (“Removed Assets”) and are subsequently serviced by another service provider (including the Fund or any affiliate of the Fund (other than a subsidiary of PNC Global Investment Servicing Inc.)): (i) the respective Fund(s) will be deemed to have caused an Early Termination with respect to such Removed Assets as of the day immediately preceding the first such removal of assets and (ii) at

PFPC Trust’s option, either (1) the Fund(s) will also be deemed to have caused an Early Termination with respect to all non-Removed Assets as of a date selected by PFPC Trust (PFPC Trust will provide the Fund written notice at least thirty (30) days prior to invoking the option set forth in this sub-item (1), and during such notice period PFPC Trust will make itself available for good faith discussions with the Fund regarding PFPC Trust’s decision to invoke the option set forth in this sub-item (1), provided that upon the termination of such notice period PFPC Trust shall be entitled at its sole discretion and without penalty to invoke the option set forth in this sub-item (1)) or (2) this Agreement will remain in full force and effect with respect to all non-Removed Assets.
     (f) In the event that this Agreement is terminated in accordance with the provisions of Section 13(d) above, Section 13(e) above shall be treated as if it was not a part of this Agreement (provided that the removal of assets as referenced in the preamble to the last sentence of such Section 13(e) shall not be permitted prior to the termination date of this Agreement).
     (g) In the event this Agreement is terminated (pending appointment of a successor to PFPC Trust or vote of the shareholders of a Fund to dissolve or to function without a custodian of its cash, securities or other property), PFPC Trust shall not deliver cash, securities or other property to the Fund. If, upon the effective date of termination, the Fund has not appointed a successor custodian, PFPC Trust may deliver cash, securities and other property to a bank or trust company of PFPC Trust’s choice, having aggregate capital, surplus and undivided profits, as shown by its last published report, of not less than twenty million dollars ($20,000,000), as a custodian for the Fund to be held under terms similar to those of this Agreement. PFPC Trust shall not be required to make any delivery or payment of assets upon termination until full payment shall have been made to PFPC Trust of all of its fees, compensation, costs, expenses and other amounts owing to it. PFPC Trust shall have a first priority contractual possessory security interest in and shall have a right of setoff against the Property as security for the payment of its fees, compensation, costs, expenses and other amounts owing to it; provided that notwithstanding anything in this Agreement to the contrary no such security interest or right of set off may be exercised without prior notice thereof to the Fund.
     (h) Notwithstanding anything contained in this Agreement to the contrary, either party hereto (“notifying party”) shall be entitled (at its sole discretion) to terminate this Agreement at any time following the other party’s (“notified party”): (i) commencing as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or the seeking of the appointment of a receiver, conservator, trustee, custodian or similar official for the notified party or any substantial part of its property, (ii) commencement of any such case or proceeding against the notified party, or another entity seeking any such appointment, (iii) the notified party making a general assignment for the benefit of creditors or (iv) the notified party admitting in writing its inability to pay its debts as they become due; any such termination of this Agreement by the notifying party shall be without any prejudice to, and without the payment of any penalty or other amount by, the notifying party. The notifying party may exercise its termination right under this Section 13(h) at any time after the occurrence of any of the foregoing events notwithstanding that such event may cease to be continuing prior to such exercise, and any delay in exercising this right shall not be construed as a waiver or other extinguishment of that right. Any exercise by the notifying party of its termination right under this Section 13(h) shall be without any prejudice to any other remedies or rights available to the notifying party and shall not be subject to any fee or penalty, whether monetary or equitable. Notwithstanding anything in this Agreement to the contrary, notice of termination under this Section 13(h) shall be considered given and effective when given, not when received.
14. Notices. Notices shall be addressed (a) if to PFPC Trust at 8800 Tinicum Boulevard, 3rd Floor, Philadelphia, Pennsylvania 19153, Attention: Edward Smith; (b) if to the Funds, at Two Hopkins Plaza, Baltimore, Maryland 21201, Attention: Jennifer Spratley or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming electronic delivery, hand or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given five days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.
15. Amendments. This Agreement, or any term hereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.
16. Delegation; Assignment. PFPC Trust may assign its rights and delegate its duties hereunder to any affiliate of PFPC Trust or of The PNC Financial Services Group, Inc., provided that PFPC Trust gives the Funds thirty (30) days’ prior written notice of such assignment or delegation. In the event of an assignment, a Fund may terminate this agreement, without penalty, at its discretion, prior to or within the first six months after such assignment.
17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
18. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.
19. Representations and Warranties.
     (a) Mutual Representations and Warranties. Each Fund and PFPC Trust hereby represents and warrants to the other that:
(i)	it is duly organized and validly existing under the laws of the jurisdiction of its organization and is in good standing;

(ii)	it is duly authorized and empowered to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, and when executed this Agreement will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms;

(iii)	to the extent applicable, it will maintain in full force and effect all registrations, licenses or permits of any governmental entity or other regulatory authority that may be required in connection with its activities under this Agreement;

(iv)	it is under no regulatory restriction that would materially affect its ability to carry out its obligations under this Agreement; and

(v)	it will comply in all material respects with the Securities Laws and all applicable laws, rules and regulations to which it may be subject of governmental authorities having jurisdiction with respect to the subject matter herein (for the avoidance of doubt, neither party shall be responsible for such compliance by the other parties or any other entity).
     (b) Fund Representations and Warranties. Each Fund hereby represents and warrants to PFPC Trust that:
(i)	PFPC Trust shall have full authority (whether under the provisions of the Funds’ governing documents, this Agreement, any vote, resolution or proceeding relating to the Funds or otherwise), to receive, complete, execute and forward to the appropriate party any and all Subscription Documents, and to take any other action deemed by PFPC Trust necessary or desirable on behalf of the Fund with respect to the Fund’s purchase and sale of any Portfolio Fund Securities;

(ii)	each of the responses, representations, warranties and covenants made by PFPC Trust on behalf of the Fund in the Subscription Documents with any Portfolio Fund (whether as owner of record of such Portfolio Fund or pursuant to power of attorney or other instructions given to PFPC Trust by the Fund) are and will at all times be true, correct and complete, and the Fund will immediately notify PFPC Trust in writing if there is any material change in any such responses, representations or warranties or any material default under any such covenant;

(iii)	the Fund has fulfilled and is in full compliance in all material respects with all anti-money laundering requirements to which the Fund is subject under applicable laws and regulations and under the Subscription Documents with each Portfolio Fund in which the Fund has invested, and the Fund will provide PFPC Trust written certification(s) to that effect upon request;
(iv)	any agreements, whether oral or written, including, without limitation, any side letters between the Fund and a Portfolio Fund, shall be provided to PFPC Trust; provided, however, that PFPC Trust shall have no obligation to review, negotiate or execute or be bound by such agreements or side letters; and

(v)	the terms of this Agreement, the fees and expenses associated with this Agreement and any benefits accruing to the Fund or to the adviser or sponsor to the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by PFPC Trust to the adviser, manager or sponsor or any affiliate of the Funds relating to this Agreement, have been fully disclosed to the Fund’s Governing Board and that, if required by applicable law, such Governing Board has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.
     (c) PFPC Trust Representations and Warranties. PFPC Trust hereby represents and warrants to the Funds that:
(i)	it is a limited purpose trust company duly organized, validly existing and in good standing under the laws of the State of Delaware; and

(ii)	it has the ability to perform the Services in a professional manner and it will perform the Services in accordance with the standards related to such Services as set forth herein.
20. Miscellaneous.
     (a) Entire Agreement. This Agreement (together with the associated letter agreement regarding Custodian Service Fees) embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties and Oral Instructions.
     (b) No Representations or Warranties. Except as expressly provided in this Agreement, PFPC Trust hereby disclaims all representations and warranties, express or implied, made to the Funds or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PFPC Trust disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.
     (c) No Changes that Materially Affect Obligations. Notwithstanding anything in this Agreement to the contrary, each of the Funds agrees not to make any modifications to its offering documents or Registration Statement or adopt any policies which would affect materially the obligations or responsibilities of PFPC Trust hereunder without the prior written approval of PFPC Trust, which approval shall not be unreasonably withheld or delayed. The scope of services to be provided by PFPC Trust under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Funds, unless the parties hereto expressly agree in writing to any such increase.

     (d) Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.
     (e) Information. Each Fund will provide such information and documentation as PFPC Trust may reasonably request in connection with services provided by PFPC Trust to the Funds.
     (f) Governing Law. This Agreement shall be deemed to be a contract made in Delaware in the United States and governed by Delaware law, without regard to principles of conflicts of law.
     (g) Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.
     (h) Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as may be explicitly stated in this Agreement, (i) this Agreement is not for the benefit of any other person or entity and (ii) there shall be no third party beneficiaries hereof.
     (i) Nature of Fund Obligations. The obligations of each Fund to PNC hereunder shall be several and not joint. No Fund shall have the authority to act for or bind or waive the rights of any other Fund. Each Fund that is a signatory hereto agrees to the inclusion as a party hereto of another Fund that is consented to by PNC, and that executes an instrument of accession as set forth in Section 1 of this Agreement.
     (j) Separate Agreements. This Agreement shall be interpreted to carry out the intent of the parties hereto that PNC is entering into a separate arrangement with each separate Fund.
     (k) Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.
     (l) Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Consistent with this requirement, PFPC Trust may request (or may have already requested) the names, addresses and taxpayer identification numbers or other government-issued identification numbers for the Funds. PFPC Trust may also ask (and may have already asked) for additional identifying information, and PFPC Trust may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PFPC TRUST COMPANY

By:	/s/ Elsa Perez

Name:	Elsa Perez

Title:	Managing Director

PNC ABSOLUTE RETURN MASTER FUND LLC

By:	/s/ Jennifer E. Spratley

Title:	VP & Treasurer

PNC ABSOLUTE RETURN FUND LLC

By:	/s/ Jennifer E. Spratley

Title:	VP & Treasurer

PNC ABSOLUTE RETURN TEDI FUND LLC

By:	/s/ Jennifer E. Spratley

Title:	VP & Treasurer

PNC ABSOLUTE RETURN CAYMAN FUND LDC

By:	/s/ Jennifer E. Spratley

Title:	VP & Treasurer

PNC LONG-SHORT MASTER FUND LLC

By:	/s/ Jennifer E. Spratley

Title:	VP & Treasurer

PNC LONG-SHORT FUND LLC

By:	/s/ Jennifer E. Spratley

Title:	VP & Treasurer

PNC LONG-SHORT TEDI FUND LLC

By:	/s/ Jennifer E. Spratley

Title:	VP & Treasurer

PNC LONG-SHORT CAYMAN FUND LDC

By:	/s/ Jennifer E. Spratley

Title:	VP & Treasurer

PNC ALTERNATIVE STRATEGIES MASTER FUND LLC

By:	/s/ Jennifer E. Spratley

Title:	VP & Treasurer

PNC ALTERNATIVE STRATEGIES FUND LLC

By:	/s/ Jennifer E. Spratley

Title:	VP & Treasurer

PNC ALTERNATIVE STRATEGIES TEDI FUND LLC

By:	/s/ Jennifer E. Spratley

Title:	VP & Treasurer

PNC ALTERNATIVE STRATEGIES CAYMAN FUND LDC

By:	/s/ Jennifer E. Spratley

Title:	VP & Treasurer

APPENDIX A

Name of Fund	Type of Fund	Type/Jurisdiction of Fund
PNC Absolute Return Master Fund LLC	Closed-end, diversified registered investment company under the 1940 Act	Delaware limited liability company

PNC Absolute Return Fund LLC	Closed-end, diversified registered investment company under the 1940 Act and 1933 Act	Delaware limited liability company

PNC Absolute Return TEDI Fund LLC	Closed-end, diversified registered investment company under the 1940 Act and 1933 Act	Delaware limited liability company

PNC Absolute Return Cayman Fund LDC	Unregistered fund	Cayman Islands limited duration company

PNC Long-Short Master Fund LLC	Closed-end, diversified registered investment company under the 1940 Act	Delaware limited liability company

PNC Long-Short Fund LLC	Closed-end, diversified registered investment company under the 1940 Act and 1933 Act	Delaware limited liability company

PNC Long-Short TEDI Fund LLC	Closed-end, diversified registered investment company under the 1940 Act and 1933 Act	Delaware limited liability company

PNC Long-Short Cayman Fund LDC	Unregistered fund	Cayman Islands limited duration company

PNC Alternative Strategies Master Fund LLC	Closed-end, diversified registered investment company under the 1940 Act	Delaware limited liability company

PNC Alternative Strategies Fund LLC	Closed-end, diversified registered investment company under the 1940 Act and 1933 Act	Delaware limited liability company

PNC Alternative Strategies TEDI Fund LLC	Closed-end, diversified registered investment company under the 1940 Act and 1933 Act	Delaware limited liability company

PNC Alternative Strategies Cayman Fund LDC	Unregistered fund	Cayman Islands limited duration company

APPENDIX B
Definitions
As used in This Agreement:
(a)	“1933 Act” means the Securities Act of 1933, as amended.

(b)	“1934 Act” means the Securities Exchange Act of 1934, as amended.

(c)	“1940 Act” means the Investment Company Act of 1940, as amended.

(d)	“Affiliate” means any “affiliate” (as defined in the 1940 Act) of PFPC Trust that provides services to PFPC Trust or to the Fund in connection with this Agreement.

(e)	“Authorized Person” means any officer of a Fund and any other person authorized by a Fund to give Oral Instructions or Written Instructions on behalf of a Fund. An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

(f)	“Book-Entry System” means the Federal Reserve Treasury book-entry system for United States and federal agency securities, its successor or successors, and its nominee or nominees and any book-entry system registered with the SEC under the Securities Exchange Act of 1934.

(g)	“Governing Board” means, with respect to a Fund, such Fund’s Board of Managers or Board of Directors, as applicable, or, where duly authorized, a competent committee thereof.

(h)	“Interests” mean the shares of beneficial interest of any series or class of a Fund.

(i)	“Oral Instructions” mean oral instructions received by PFPC Trust from an Authorized Person or from a person reasonably believed by PFPC Trust to be an Authorized Person. PFPC Trust may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

(f)	“Manager” and “Member” shall have the same meaning given such terms in a particular Fund’s Limited Liability Company Agreement or similar applicable organizational document, if that Fund is a limited liability company.

(g)	“PFPC Trust” means PFPC Trust Company or a subsidiary or affiliate of PFPC Trust Company.

(h)	“Portfolio Fund” means a hedge fund, investment company or similar pooled investment vehicle in which a Fund has made an equity investment.
(i)	“Portfolio Fund Securities” means a Fund’s equity interests in, or securities issued by, a Portfolio Fund, including, without limitation, (i) shares of capital stock issued by Portfolio Funds organized as corporations or companies, (ii) limited partnership interests in Portfolio Funds organized as limited partnerships, and (iii) member interests in Portfolio Funds organized as limited liability companies.

(j)	“Property” means:
(i)	any and all securities and other investment items which a Fund may from time to time deposit, or cause to be deposited, with PFPC Trust or which PFPC Trust may from time to time hold for a Fund;

(ii)	all income in respect of any of such securities or other investment items;

(iii)	all proceeds of the sale of any of such securities or investment items; and

(iv)	all proceeds of the sale of Interests issued by a Fund, which are received by PFPC Trust from time to time, from or on behalf of the Fund.
(k)	“SEC” means the Securities and Exchange Commission.

(l)	“Securities Laws” means the 1933 Act, the 1934 Act and the 1940 Act.

(m)	“Subscription Documents” mean any subscription agreements (or the equivalent), investor questionnaires, purchase applications, related agreements and similar materials (and any forms, correspondence and other documents ancillary thereto) relating to a Fund’s investments in Portfolio Funds.

(n)	“Written Instructions” mean (i) written instructions signed by two Authorized Persons (or persons reasonably believed by PFPC Trust to be Authorized Persons) and received by PFPC Trust or (ii) trade instructions transmitted by means of an electronic transaction reporting system which requires the use of a password or other authorized identifier in order to gain access. The instructions may be delivered electronically (with respect to sub-item (ii) above) or by hand, mail, tested telegram, cable, telex or facsimile sending device.

APPENDIX C
POWER OF ATTORNEY
PNC Absolute Return Master Fund LLC, a [limited liability company] [incorporated] [organized] under the laws of Delaware (the “Fund”), DOES HEREBY CONSTITUTE AND APPOINT PFPC TRUST COMPANY, a limited purpose trust company incorporated under the laws of Delaware (“PFPC Trust”), together with its affiliates, including any direct or indirect subsidiary and its officers and employees, as its true and lawful agents and attorneys-in-fact (the “Attorney(s)-in-fact”), in their name, place and stead to act as the Fund’s agent for the following purposes:
1.	Receiving, completing, and forwarding to the appropriate party, any subscription documents (or the equivalent), investor questionnaires and similar materials for investments in which the Fund desires to invest or redemptions therefrom;

2.	Signing any applications necessary (or, in the Attorney(s)-in-fact’s opinion, desirable) to achieve any of the matters or things referred to above, and any forms, correspondence and other documents ancillary thereto; and

3.	Any other action which the Attorney(s)-in-fact deem is necessary or desirable in connection with any of the above.
The Fund hereby undertakes to ratify and confirm anything the Attorney(s)-in-fact may do pursuant to this Power of Attorney which does not constitute a breach of PFPC Trust’s Standard of Care as defined in the Custodian Services Agreement between the Fund and PFPC Trust dated as of May 28, 2010 (“Custody Agreement”), and the Fund confirms that PFPC Trust is entitled to sign documents on the Fund’s behalf which shall be treated for all purposes as if they have been signed in the Fund’s own name.
The Fund confirms that the Attorney(s)-in-fact may rely on any information supplied to it/them by the Fund (or other persons on the Fund’s behalf) in relation to the performance of its/their duties and powers hereunder. The Fund warrants that the information supplied to the Attorney(s)-in-fact is complete, accurate and not misleading in any respect and undertake to inform the Attorney(s)-in-fact immediately of any changes that would render the information supplied inaccurate, incomplete or misleading.
The Fund confirms that the Attorney(s)-in-fact and, its/their officers, directors, agents and employees, shall be indemnified, defended and held harmless for any actions or omissions to act in any way relating to or arising out of this Power of Attorney in accordance with Section 11 of the Agreement, and that any limitations on liability or damages as provided under Section 10 of the Agreement shall apply with respect to any action or omission to act in any way relating to or arising out of this Power of Attorney.
The Fund declares that this Power of Attorney shall be irrevocable for the period that PFPC Trust is the custodian of the Fund, unless the Fund and PFPC Trust agree in writing that PFPC

Trust shall not perform the duties in the Custodian Agreement. The Fund further declares that the Attorney(s)-in-fact shall not be liable for acting in a way as if this Power of Attorney were still valid, unless the Fund has delivered express notice of its termination to the Attorney(s)-in-fact.
The Fund confirms that this Power of Attorney may be shown to any governmental authority with jurisdiction over the Fund, the Attorney(s)-in-fact, or other relevant persons, if reasonably necessary to demonstrate the Attorney(s)-in-fact’s authority pursuant hereto. The Fund also confirms that it shall not, nor shall any other person on its behalf, initiate, conduct, negotiate or arrange any of the matters or things which the Attorney(s)-in-fact are hereby empowered to do or perform (or attempt to do the same) without prior notice to the Attorney(s)-in-fact.
The Fund warrants that this Power of Attorney is valid and binding upon it and its successors and assigns for all purposes and that it has the power and authority to enter into, and the Fund has taken all necessary action(s) to authorize the execution and delivery of, this Power of Attorney.
This Power of Attorney shall be governed by and construed in accordance with the laws of the State of Delaware.
IN WITNESS WHEREOF the Fund has caused this Power of Attorney to be duly executed this 28 day of May, 2010.

By:	/s/ Jennifer E. Spratley

Name: Jennifer E. Spratley
Title: VP and Treasurer
Notary:

STATE OF	Maryland	)
) ss
County / Country of	Baltimore	)
On this 28 day of May, 2010, before me Savita Roopan-Singh, a Notary Public in and for said County and State, residing therein duly commissioned and sworn, personally appeared VP and Treasurer personally known to me to be the Jennifer Spratley of the [corporation] described, executed the within instrument on behalf of the [corporation] therein named, and acknowledged that such [corporation] executed the same, pursuant to its bylaws or a resolution of its [board of directors].
IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal, the day and year in this Certificate first above written

/s/ Savita Roopan-Singh
Notary Public in and for such County and State or Country